UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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Tax Free Fund for Puerto Rico Residents, Inc.

(Name of Registrant as Specified In Its Charter)

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Tax Free Fund for Puerto Rico Residents, Inc.

250 Muñoz Rivera Avenue

American International Plaza, Tenth Floor

San Juan, Puerto Rico 00918

SUPPLEMENT TO PROXY STATEMENT RELATED
TO THE 2025 ANNUAL MEETING OF SHAREHOLDERS

The following information supplements the Proxy Statement (the “Proxy Statement”) of Tax Free Fund for Puerto Rico Residents, Inc. (the “Fund”), filed by the Fund with the Securities and Exchange Commission on April 28, 2025, in connection the Fund’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The 2025 Annual Meeting was scheduled to be convened on May 29, 2025. This supplement should be read in conjunction with the Proxy Statement. All defined terms used but not defined in this supplement have the meanings ascribed to them in the Proxy Statement.

As discussed in the Proxy Statement, the Fund has been engaged in litigation with Ocean Capital LLC and certain other defendants (the “Defendants”) based on claims brought by the Fund and eight other closed-end funds advised by UBS Asset Managers alleging that certain of the Defendants’ proxy disclosures and other conduct of the Defendants in connection with the Fund violated certain federal securities laws. In connection with the litigation, Ocean Capital LLC sought a declaration that its director nominees to the Fund had been validly elected. Following the Fund’s appeal of a district court order which dismissed the Fund’s claims and ordered that José R. Izquierdo II, Brent D. Rosenthal, and Ethan Danial be seated as directors of the Fund, on May 12, 2025, the United States Court of Appeals for the First Circuit affirmed the dismissal of the Fund’s claims alleging securities law violations by Ocean Capital LLC and the other defendants. Because the First Circuit affirmed the dismissal of the claims alleging securities law violations, it also affirmed the district court’s judgment in favor of counterclaims by Ocean Capital that sought to require three of the plaintiff funds to seat Ocean Capital’s director nominees at those funds.

As a result of the First Circuit decision, the Board of Directors (the “Board”) instructed the inspectors of election for the Fund’s 2022, 2023, and 2024 Annual Meetings of Shareholders to certify the results of such elections. On May 20, 2025, the inspectors of election for such meetings certified the results of such elections (the “Meeting Certifications”).

As a result of the Meeting Certifications, the composition of the Board is as follows:

Name	Class	Expiration of Term
Ethan A. Danial	I	2027
Ian McCarthy	I	2027
Vacancy(1)	I	-
José R. Izquierdo II	II	2025
Brent D. Rosenthal	II	2025
Roxana Cruz-Rivera	III	2026
Mojdeh L. Khaghan	III	2026

(1)	Vicente J. León ceased to be a director upon the certification of the shareholder proposal to repeal any provision of, or amendment to, the bylaws of the Fund adopted by the Board without the approval of the Fund’s shareholders subsequent to March 25, 2022, as described below. The approval of this proposal resulted in the repeal of the bylaw amendment adopted by the Fund in December 2024 to extend the retirement age for directors under certain circumstances. Accordingly, Mr. León exceeded the retirement age for directors under the bylaws in effect after the Meeting Certifications.

The newly-seated Board is eager to start working towards maximizing shareholder value and is committed to acting in the best interests of all the Fund’s shareholders.

The Fund intends to file an amended and restated proxy statement with respect to the 2025 Annual Meeting that will provide, among other information, the information about the new directors required to be included under the rules and regulations of the Securities Exchange Act of 1934, as amended. The Board also intends to abandon the nomination of the director candidates set forth in the Proxy Statement and nominate new candidates. In order to provide shareholders with sufficient time to review such information, the Board has postponed the 2025 Annual Meeting to June 16, 2025 at 11:30 A.M. Atlantic Standard Time (11:30 A.M. Eastern Daylight Time).

In addition, as a result of the Meeting Certifications, the following proposals have been adopted by the Fund’s shareholders:

1.	To terminate all investment advisory and management agreements between the Fund and UBS Asset Managers of Puerto Rico;

2.	To amend Article II, Section 8 of the By-Laws of the Fund to lower the quorum threshold for shareholder meetings from one-half to one-third of all outstanding shares entitled to vote and to add a supermajority voting standard for all future amendments of that section;

3.	To amend Article II, Section 8 of the By-Laws of the Fund to provide that the power to adjourn shareholder meetings belongs exclusively to the shareholders and to add a supermajority voting standard for all future amendments of that section;

4.	To amend Article II, Section 8 of the Amended and Restated By-Laws of the Fund to lower the quorum threshold for shareholder meetings from one-half to one-third of all outstanding shares entitled to vote;

5.	To amend Article II, Section 8 of the Amended and Restated By-Laws of the Fund to provide that the power to adjourn shareholder meetings belongs exclusively to the shareholders;

6.	To amend Article II, Section 8 of the Amended and Restated By-Laws of the Fund to add a supermajority voting standard for all future amendments of that section; and

7.	To repeal any provision of, or amendment to, the bylaws of the Fund adopted by the Board without the approval of the Fund’s shareholders subsequent to March 25, 2022.

As a result of the adoption of the proposal set forth in paragraph 1 above, all investment advisory and management agreements between the Fund and UBS Asset Managers of Puerto Rico will terminate on July 19, 2025, which is sixty days following the certification of the approval of such proposal.

As a result of the adoption of the proposals set forth in paragraphs 2 through 6 above, Article II, Section 8 of the Fund’s Amended and Restated By-Laws have been amended as follows, with ~~red stricken-through~~ showing text being deleted, and underlined blue showing text being added:

At any meeting of stockholders more than ~~one-half~~one-third of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum. If less than said number of the outstanding shares are represented at a meeting, holders of a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be ~~presented~~present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise required in the Certificate of Incorporation or applicable law, the power to adjourn any meeting of stockholders belongs exclusively to stockholders and no meeting of stockholders, whether or not a quorum is present, may be adjourned other than as expressly provided in this Section 8 of Article II. Notwithstanding anything to the contrary in these By-Laws and unless otherwise expressly provided under applicable law or the Certificate of Incorporation, this Section 8 of Article II can only be amended by the affirmative vote of holders of 66 2/3% of the outstanding shares of the Corporation’s capital stock entitled to vote thereon.

As a result of the adoption of the proposal set forth in paragraph 7 above, Article III, Section 3 of the Fund’s Amended and Restated By-Laws have been amended as follows, with ~~red stricken-through~~ showing text being deleted:

The term of office of each Director shall be from the time of his election and qualification until the Election Meeting for the year in which his term expires and until his successor shall have been elected and shall have qualified or until his death, or until he shall have resigned or until December 31 of the year in which he shall have reached eighty (80) years of age, or until he shall have been removed as hereinafter provided in these By-Laws, or as otherwise provided by statute or the Certificate of Incorporation~~; provided that (A) any Director that has reached 80 years of age as of December 31 of any given year may continue to serve on the Board (i) for the remaining term of the class such Director was assigned to and (ii) one (1) additional term of such class, provided all the other Directors vote in favor of either term of extension, and (B) any such extension will be through the end of the applicable term and until such Director’s successor shall have been elected and qualified~~. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes, as of the Election Meeting next succeeding any such change, so as to maintain a number of Directors in each class as nearly equal as possible. In no case shall a decrease in the number of Directors shorten the term of any incumbent Director.

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